Exhibit (a)(4)

Exhibit A

CERTIFICATE OF AMENDMENT NO. 2

OF

TRUST INSTRUMENT

OF

FINANCIAL INVESTORS TRUST

(Pursuant to Section 3810(b) of the Delaware Business Trust Act)

It is certified that:

1.	Pursuant to Section 11.08 of the Trust Instrument of Financial Investors Trust (the “Trust”), Section 11.03 of the Trust Instrument is amended in its entirety and replaced with the following:

ESTABLISHMENT OF RECORD DATES

Section 11.03. The Trustees may close the Share transfer books of the Trust for a period not exceeding ninety (90) days preceding the date of any meeting of Shareholders, or the date for the payment of any dividends or other distributions, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect; or in lieu of closing the stock transfer books as aforesaid, the Trustees may fix in advance a date, not exceeding ninety (90) days preceding the date of any meeting of Shareholders, or the date for payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or other distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Shares, and in such case such Shareholders an only such Shareholders as shall be Shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or other distribution, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Trust after any such record date fixed as aforesaid.

2.	This Certificate of Amendment No. 2 shall be effective as of January 29, 2020.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment No. 2 on the 29th day of January, 2020.

Exhibit (a)(4)

Exhibit A

/s/ Mary K Astine

Mary K. Anstine
Chairman of the Board of Trustees of the Trust